EX-99.h.1.i

Appendix I

RevenueShares Large Cap Fund

RevenueShares Mid Cap Fund

RevenueShares Small Cap Fund

RevenueShares Consumer Discretionary Sector Fund

RevenueShares Consumer Staples Sector Fund

RevenueShares Energy Sector Fund

RevenueShares Financials Sector Fund

RevenueShares Health Care Sector Fund

RevenueShares Industrials Sector Fund

RevenueShares Information Technology Sector Fund

RevenueShares Materials Sector Fund

RevenueShares Utilities Sector Fund

RevenueShares ADR Fund

RevenueShares Navellier Overall A-100 Fund

RevenueShares Ultra Dividend Fund

RevenueShares Emerging Market Fund